                          SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement       [_] Confidential, for Use of the
                                          Commission Only (as permitted by
                                          Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                               INDIVIDUAL, INC.
               ------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                               INDIVIDUAL, INC.
               ------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (check the appropriate box):

[X] No fee required

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ________________________________________________________________________

    (2) Aggregate number of securities to which transaction applies:

        ________________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ________________________________________________________________________

    (4) Proposed maximum aggregate value of transaction:

        ________________________________________________________________________

    (5) Total fee paid:

        ________________________________________________________________________

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ________________________________________________________________________

    (2) Form, Schedule or Registration Statement No.:

        ________________________________________________________________________

    (3) Filing Party:

        ________________________________________________________________________

    (4) Date Filed:

        ________________________________________________________________________

                               INDIVIDUAL, INC.
                       8 NEW ENGLAND EXECUTIVE PARK WEST
                             BURLINGTON, MA 01803

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 22, 1997

To the Stockholders of Individual, Inc.:

  The Annual Meeting of Stockholders of Individual, Inc., a Delaware corporation (the "Company"), will be held on Thursday, May 22, 1997 at 9:00 a.m., local time, at the offices of Testa, Hurwitz & Thibeault, LLP, 20th Floor Conference Center, High Street Tower, 125 High Street, Boston, Massachusetts 02110, for the following purposes:

  1. To elect two (2) Class I directors to serve for a three-year term and until their successors are elected and qualified.

  2. To ratify an amendment to the Company's Amended and Restated 1989 Stock Option Plan, increasing the number of shares of Common Stock of the Company authorized for issuance pursuant to the Amended and Restated 1989 Stock Option Plan from 3,500,000 to 5,000,000.

  3. To ratify the selection of Coopers & Lybrand L.L.P. as independent auditors for the fiscal year ending December 31, 1997.

  4. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

  Only stockholders of record at the close of business on April 7, 1997, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the Annual Meeting.

  All stockholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the Annual Meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the Annual Meeting may vote in person even if such stockholder has returned a proxy.

                                           By Order of the Board of Directors

                                           Robert L. Lentz
                                           Senior Vice President, Finance and
                                           Administration, Chief Financial
                                           Officer, Treasurer and Secretary

Burlington, Massachusetts
April 17, 1997

   WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

                               INDIVIDUAL, INC.
                       8 NEW ENGLAND EXECUTIVE PARK WEST
                        BURLINGTON, MASSACHUSETTS 01803

                                PROXY STATEMENT

                                APRIL 17, 1997

  Proxies in the form enclosed with this proxy statement are solicited by the Board of Directors of Individual, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on May 22, 1997, at 10:00 a.m., local time, at the offices of Testa, Hurwitz & Thibeault, LLP, 20th Floor Conference Center, High Street Tower, 125 High Street, Boston, Massachusetts 02110, or at any adjournments thereof.

  Only stockholders of record at the close of business on April 7, 1997 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. As of the Record Date, an aggregate of 14,638,072 shares of Common Stock, $.01 par value per share (the "Common Stock"), of the Company were issued and outstanding. The holders of Common Stock are entitled to one vote per share on any proposal presented at the Annual Meeting. Stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder's right to attend the Annual Meeting and vote in person. Any stockholder giving a proxy has the right to revoke it at any time before it is exercised, by (1) filing with the Secretary of the Company, before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (2) duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company before the taking of the vote at the Annual Meeting or (3) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy).

  The representation in person or by proxy of at least a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business. Votes withheld from any nominee, abstentions and broker "non-votes" are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

  In the election of Class I Directors, the nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to vote at the Annual Meeting shall be elected as Class I Directors. On all other matters being submitted to stockholders, an affirmative vote of a majority of the shares present or represented and voting on each such matter is required for approval. An automated system administered by the Company's transfer agent tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately. Abstentions are included in the number of shares present or represented and voting on each matter. Broker "non-votes" are not so included.

  The persons named as attorneys in the proxies are officers of the Company. All properly executed proxies returned in time to be counted at the Annual Meeting will be voted. Any stockholder giving a proxy has the right to withhold authority to vote for any individual nominee to the Board of Directors by striking a line through the nominee's name on the proxy. In addition to the election of two Class I Directors, the stockholders will consider and vote upon proposals to amend the Company's Amended and Restated 1989 Stock Option Plan to increase the number of shares of Common Stock of the Company authorized for issuance thereunder from 3,500,000 to 5,000,000 and to ratify the selection of auditors, as further described in this proxy statement. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specifications and will be voted FOR if no specification is indicated.

  The Board of Directors of the Company knows of no other matters to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting (or any adjournments thereof) upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

  An Annual Report to Stockholders, containing financial statements for the fiscal year ended December 31, 1996, is being mailed together with this proxy statement to all stockholders entitled to vote. This proxy statement and the form of proxy were first mailed to stockholders on or about April 17, 1997.

       SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of the Record Date by: (i) each person who, to the knowledge of the Company, owned beneficially more than 5% of the shares of Common Stock of the Company outstanding at such date; (ii) each director or nominee for director; (iii) each executive officer identified in the Summary Compensation Table set forth below under "Compensation and Other Information Concerning Directors and Officers;" and (iv) all directors, nominees for director, and executive officers as a group.

                                                        SHARES      PERCENT OF
                                                     BENEFICIALLY  COMMON STOCK
       NAME AND ADDRESS OF BENEFICIAL OWNER            OWNED(1)   OUTSTANDING(2)
       ------------------------------------          ------------ --------------
Funds managed by Burr, Egan, Deleage & Co.(3)......   1,289,399         8.8%
 One Post Office Square
 Suite 3800
 Boston, MA 02109
The Venture Capital Fund of New England II,           1,077,816         7.4
 L.P.(4)...........................................
 160 Federal Street
 Boston, MA 02110
Microsoft Corporation(5)...........................   1,050,000         7.2
 One Microsoft Way
 Redmond, WA 98052
Joseph A. Amram(6).................................     986,607         6.5
 1000 Chestnut Street, #5A
 San Francisco, California 94109
Knight-Ridder Information, Inc.(7).................     900,000         6.1
 3460 Hillview Avenue
 Palo Alto, CA 94304
BEA Associates(8)..................................     829,300         5.7
 153 East 53rd Street
 One Citicorp Center
 New York, NY 10022
Michael E. Kolowich(9).............................     317,671         2.1
 c/o Individual, Inc.
 8 New England Executive Park West
 Burlington, MA 01803
William A. Devereaux(10)...........................     295,999         2.0
Jeffery S. Galt(11)................................         --            *
Elon Kohlberg(12)..................................      13,444           *
Marino R. Polestra(13).............................       8,888           *
Daniel Rosen(14)...................................       8,888           *
James D. Daniell(15)...............................       1,111           *
Janesse T. Bruce(16)...............................      62,500           *
Robert L. Lentz(16)................................      46,584           *
Annette E. Lissauer(16)............................     211,296         1.4
Richard C. Vancil(16)..............................     110,134           *
Bruce D. Glabe.....................................      24,500           *
All directors, nominees and executive officers as a
 group (13 persons)(17)............................   1,777,650        11.4

--------
 *  Less than 1% of the outstanding shares of Common Stock.
 (1) Except as noted in the footnotes to this table, each person or entity named in the table has sole voting and investment power with respect to the shares of Common Stock. The inclusion herein of any shares of Common Stock deemed owned beneficially does not constitute an admission of beneficial ownership of those shares.
 (2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "Commission"), and includes voting and investment power with respect to shares. The number of shares of Common Stock deemed outstanding as of the Record Date includes: (i) 14,638,072 shares of Common Stock outstanding on such date and (ii) all shares of Common Stock subject to options and warrants currently exercisable or exercisable within 60 days after the Record Date ("presently exercisable stock options").
 (3) Consists of 1,090,444 shares of Common Stock owned by Alta IV Limited Partnership and 198,955 shares of Common Stock owned by C.V. Sofinnova Partners Five. The respective general partners of Alta IV Limited Partnership and C.V. Sofinnova Partners Five exercise sole voting and investment powers with respect to the shares owned by such funds. The principals of Burr, Egan, Deleage & Co. are general partners of Alta IV Management Partners, L.P. (which is the general partner of Alta IV Limited Partnership). As general partners of the fund, they may be deemed to share voting and investment power for the shares held by the fund. Burr, Egan, Deleage & Co. serves as an advisor to C.V. Sofinnova Partners Five. The principals of Burr, Egan, Deleage & Co. disclaim beneficial ownership of all such shares held by all of the aforementioned funds, except to the extent of their proportionate pecuniary interests therein. Marino R. Polestra, a Vice President of Burr, Egan, Deleage & Co. and a director of the Company, disclaims beneficial ownership with respect to all shares held by all of the above-mentioned funds.
 (4) FH & Co. II, L.P. ("FH II") is the general partner of The Venture Capital Fund of New England II, L.P. FH II and the general partners of FH II may be deemed to own beneficially all of the shares held by The Venture Capital Fund of New England II, L.P. Excludes 4,000 shares owned by a general partner of FH II. FH II and each of the general partners of FH II expressly disclaims beneficial ownership with respect to all shares held by The Venture Capital Fund of New England II, L.P.
 (5) Daniel Rosen, Senior Director of Microsoft Corporation and a director of the Company, may be deemed to share voting and investment power with respect to the shares held by Microsoft. Mr. Rosen disclaims beneficial ownership with respect to such shares. The Company has established business arrangements with Microsoft. See "Certain Relationships and Related Transactions."
 (6) Includes 2,222 shares of Common Stock issuable pursuant to presently exerciable stock options and 519,300 shares of Common Stock issuable pursuant to presently exercisable warrants. Also includes (i) 3,750 shares of Common Stock held in trust by Mr. Amram and his wife, as Trustees of the Knowledge = Freedom Foundation, a charitable trust (the "Foundation"), (ii) 5,617 shares of Common Stock held by Martha Amram, Mr. Amram's wife, and (iii) 5,000 shares of Common Stock and 45,000 shares issuable pursuant to presently exercisable warrants held in trust by an independent trustee for the benefit of Mr. Amram's two children. Mr. Amram disclaims beneficial ownership with respect to the shares held by Martha Amram and the shares and warrants held in trusts for the benefit of the Foundation and Mr. Amram's children.
 (7) Jeffery S. Galt, a director of the Company and the President of Knight-Ridder Information, Inc., may be deemed to share voting and investment power with respect to such shares. Mr. Galt disclaims beneficial ownership with respect to the shares held by Knight-Ridder. The Company has established business arrangements with Knight-Ridder. See "Certain Relationships and Related Transactions."
 (8) BEA Associates is an Investment Adviser registered under the Investment Advisers Act of 1940. CS Holding indirectly owns 80% of the partnership units in BEA Associates. The foregoing information is based on public filings made by BEA Associates with the Commission.
 (9) Includes 166,671 shares of Common Stock issuable pursuant to presently exercisable stock options.
(10) Includes 25,867 shares of Common Stock issuable pursuant to presently exercisable stock options and 9,000 shares of Common Stock issuable pursuant to presently exercisable warrants.
(11) Excludes 900,000 shares of Common Stock held by Knight-Ridder Information, Inc., with respect to which Mr. Galt disclaims beneficial ownership. See footnote 8 above.

(12) Includes 13,444 shares of Common Stock issuable pursuant to presently exercisable stock options.
(13) Includes 8,888 shares of Common Stock issuable pursuant to presently exercisable stock options. Excludes 1,090,444 shares of Common Stock owned by Alta IV Limited Partnership and 198,955 shares of Common Stock owned by C.V. Sofinnova Partners Five, with respect to which Mr. Polestra disclaims beneficial ownership. See footnote 3 above.
(14) Includes 8,888 shares of Common Stock issuable pursuant to presently exercisable stock options. Excludes 1,050,000 shares of Common Stock held by Microsoft Corporation, with respect to which Mr. Rosen disclaims beneficial ownership. See footnote 7 above.
(15) Includes 1,111 shares of Common Stock issuable pursuant to presently exercisable stock options.
(16) Includes shares of Common Stock issuable pursuant to presently exercisable stock options in the following amounts: Ms. Bruce: 62,500; Mr. Lentz: 34,584; Ms. Lissauer: 47,421; and Mr. Vancil: 51,509. Also includes shares of Common Stock issuable pursuant to presently exercisable warrants in the following amounts: Ms. Lissauer: 82,500; and Mr. Vancil: 8,625.
(17) Includes 358,133 shares of Common Stock issuable pursuant to presently exercisable stock options and 573,300 shares of Common Stock issuable pursuant to presently exercisable warrants. Excludes shares of Common Stock beneficially owned by funds managed by Burr, Egan, Deleage & Co., Microsoft Corporation and Knight-Ridder Information, Inc. See footnotes 3, 7 and 8 above.

                                  PROPOSAL I

                             ELECTION OF DIRECTORS

NOMINEES

  In accordance with the Company's Amended and Restated By-Laws, the Company's Board of Directors is divided into three classes and is currently fixed at eight (8) members. The Board is currently comprised of two Class I Directors, Marino R. Polestra and Jeffery S. Galt, three Class II Directors, James D. Daniell, Elon Kohlberg and Daniel Rosen, and three Class III Directors, Joseph
A. Amram, William A. Devereaux and Michael E. Kolowich. The initial terms of the Class I Directors, Class II Directors and Class III Directors will expire upon the election and qualification of directors at the Annual Meeting of Stockholders held following the fiscal years ending in December 1996, 1997 and 1998, respectively. At each Annual Meeting of Stockholders, directors will be elected (or reelected) for a three-year term to succeed the directors of the same class whose terms are then to expire. All directors will hold office until their successors have been duly elected and qualified or until their earlier resignation or removal.

  Two Class I Directors will be elected at the 1997 Annual Meeting of Stockholders for a term of three years. The Board of Directors has nominated and recommends that Marino R. Polestra and Jeffery S. Galt, each of whom is currently serving as a Class I Director of the Company, be elected to hold office until the Annual Meeting of Stockholders to be held in the year 2000 and until their successors have been duly elected and qualified or until their earlier resignation or removal. Both of the nominees have indicated their willingness to serve as directors, if elected; however, if either nominee should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person for the office of director as the Board of Directors may recommend in the place of such nominee or for fixing the number of directors at a lesser number. Shares represented by all proxies received by the Board of Directors and not so marked as to withhold authority to vote for Messrs. Polestra or Galt will be voted FOR the election of both nominees.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                    A VOTE "FOR" THE NOMINEES LISTED BELOW.

  The following table sets forth for each nominee to be elected at the Annual Meeting and for each director whose term of office will extend beyond the Annual Meeting, the year each such nominee or director was first elected a director, the positions currently held by each nominee or director with the Company, the year each nominee's or director's term will expire and the class of director of each nominee or director.

 NOMINEE'S OR DIRECTOR'S
  NAME AND YEAR NOMINEE                                          YEAR CURRENT
    OR DIRECTOR FIRST           POSITION(S) CURRENTLY HELD           TERM     CLASS OF
    BECAME A DIRECTOR                WITH THE COMPANY            WILL EXPIRE  DIRECTOR
 -----------------------        --------------------------       ------------ --------
 NOMINEES:
 Jeffery S. Galt.........  Director                                  1997         I
  (1997)
 Marino R. Polestra......  Director                                  1997         I
  (1991)
 CONTINUING DIRECTORS:
 Michael E. Kolowich.....  President and Chief Executive Officer     1999       III
  (1996)
 Joseph A. Amram.........  Director                                  1999       III
  (1989)
 James D. Daniell........  Director                                  1998        II
  (1997)
 William A. Devereaux....  Director                                  1999       III
  (1989)
 Elon Kohlberg...........  Director                                  1998        II
  (1995)
 Daniel Rosen............  Director                                  1998        II
  (1995)

                   THE BOARD OF DIRECTORS AND ITS COMMITTEES

  The business and affairs of the Company are managed under the direction of its Board of Directors. The Board of Directors met seventeen (17) times and acted by unanimous written consent two (2) times during the fiscal year ended December 31, 1996. During fiscal 1996, each of the directors attended at least 75% of the meetings of the Board of Directors and of all committees on which he served.

  The Board of Directors has an Executive Committee, an Audit Committee and a Compensation Committee. The Executive Committee was established so that the Company would have a properly constituted committee of the Board of Directors to act in the absence of the full Board of Directors. The Board of Directors has delegated to the Executive Committee full authority to exercise all of the powers and authority of the Board of Directors in the management of the business and affairs of the Company, to the full extent permitted by the General Corporation Law of the State of Delaware and the Company's Amended and Restated By-Laws. The current members of the Executive Committee are William
A. Devereaux, James D. Daniell, Michael E. Kolowich and Marino R. Polestra. The Executive Committee met one (1) time and acted by unanimous written consent two (2) times during the fiscal year ended December 31, 1996.

  The Audit Committee is responsible for reviewing audit functions, including accounting and financial reporting practices of the Company, the adequacy of the Company's system of internal accounting control, the quality and integrity of the Company's financial statements and relations with independent auditors. The current members of the Audit Committee are Joseph A. Amram and Marino R. Polestra. The Audit Committee met two (2) times during the fiscal year ended December 31, 1996.

  The Compensation Committee is responsible for establishing the compensation of the Company's directors, officers and employees, including salaries, bonuses, commissions, and benefit plans, administering the Company's Amended and Restated 1989 Stock Option Plan, 1996 Employee Stock Purchase Plan, 1996 Non-Employee Director Stock Option Plan and Amended and Restated FreeLoader 1996 Stock Option Plan, and other forms of or matters relating to compensation. William A. Devereaux and Jeffery S. Galt are the directors currently serving on the Compensation Committee. The Compensation Committee acted by unanimous written consent seven (7) times during the fiscal year ended December 31, 1996.

  The Board of Directors does not currently have a standing nominating committee.

                OCCUPATIONS OF DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth for each Class I nominee to be elected at the Annual Meeting, the current Class II Directors and Class III Directors who will continue to serve as directors beyond the Annual Meeting, and the executive officers of the Company, their ages and present positions with the
Company:

              NAME               AGE                  POSITION
              ----               ---                  --------
Michael E. Kolowich(3)..........  44 President and Chief Executive Officer
Robert L. Lentz.................  46 Senior Vice President, Finance and
                                     Administration, Chief Financial Officer,
                                     Treasurer and Secretary
Janesse T. Bruce................  40 Senior Vice President, Single-User Markets
Michael D. Kinkead..............  53 Senior Vice President, Enterprise Markets
Michael F. Kraley...............  46 Senior Vice President, Engineering and
                                     Chief Technology Officer
G. Neil Skene Jr. ..............  45 Senior Vice President and Editor-in-Chief
Joseph A. Amram(2)..............  40 Director
James D. Daniell(3).............  33 Director
William A. Devereaux(1)(3)......  51 Director
Jeffery S. Galt(1)..............  40 Director
Elon Kohlberg...................  50 Director
Marino R. Polestra(2)(3)........  39 Director
Daniel Rosen....................  47 Director

--------
(1) Member of Compensation Committee.
(2) Member of Audit Committee.
(3) Member of Executive Committee.

DIRECTORS TO BE ELECTED AT THE ANNUAL MEETING

  JEFFERY S. GALT has served as a director of the Company since March 1997. Mr. Galt has been President of Knight-Ridder Information, Inc. since October 1996, and was acting President of Knight-Ridder Information, Inc. from January 1996 to September 1996. From November 1993 to January 1996, Mr. Galt served as Executive Vice President, Chief Operating Officer of Knight-Ridder Information, Inc. Prior to that, he served from June 1992 to November 1993 as Executive Vice President, Planning, Development, and Technology at Specialized Management Support, Inc., a provider of electronic data services and real estate information to the financial services industry. From August 1991 to June 1992, Mr. Galt was Vice President, Marketing, Planning & Business Development at TRW Information Services Division, a provider of consumer and business credit and real estate information to the financial services industry.

  MARINO R. POLESTRA has served as a director of the Company since January 1991. Since February 1989, Mr. Polestra has been a Vice President of Burr, Egan, Deleage & Co., a venture capital firm, and a general partner of certain funds affiliated with Burr, Egan, Deleage & Co. Since February 1996, Mr. Polestra has been general partner of Alta California Partners, L.P. Mr. Polestra also serves as a director of Security Dynamics Technologies, Inc. and Premisys Communications, Inc.

DIRECTORS WHOSE TERMS EXTEND BEYOND THE ANNUAL MEETING

  MICHAEL E. KOLOWICH joined the Company in September 1996 as President and Chief Executive Officer and a director of the Company. Prior to joining the Company, Mr. Kolowich served from July 1996 until September 1996 as Vice President/Business Operations of Nets Inc., an Internet content provider formed in June 1996 when AT&T New Media Services, a provider of interactive online information services for business professionals, merged with Industry.Net. Mr. Kolowich served as President of AT&T New Media Services and AT&T Interchange Online Network from December 1994 until the merger with Industry.Net in June 1996. From April 1991 until December 1994, Mr. Kolowich was President of Ziff-Davis Interactive, an electronic publishing division of Ziff-Davis Publishing Company.

  JOSEPH A. AMRAM has served as a director of the Company since January 1989 and has been Managing Director of YAA Enterprises, a private investment and consulting company, since August 1996. Mr. Amram served as President and Chief Executive Officer of the Company from its inception in January 1989 through July 1996.

  JAMES D. DANIELL has served as a director of the Company since March 1997. Dr. Daniell has been Chief Operating Officer and Vice President of Strategy and New Business Development at AT&T Networked Commerce Services since February 1997. From November 1996 to February 1997, Dr. Daniell served as Vice President of Electronic Messaging and New Business Development at AT&T Easy Commerce Services. Prior to that, from December 1995 to November 1996, Dr. Daniell was Vice President of Corporate and New Business Development at AT&T Corporation. Dr. Daniell served from April 1994 to December 1995 as Vice President, Business Communications Services Strategy and New Business Development, at AT&T Corporation. Prior to that, Dr. Daniell was a founder and Vice President of Business Development and Strategic Relations at Bridge Builder Technologies, a software tools company, from May 1993 to April 1994. Before joining Bridge Builder Technologies, Dr. Daniell served from March 1991 to May 1993 as Strategic Planning Director and Vice President at UNIX Systems Laboratories. Dr. Daniell also serves as a director of LIN Television.

  WILLIAM A. DEVEREAUX has served as a director of the Company since 1989 and has served as Chairman of the Board since July 1996. Mr. Devereaux has been Managing Director, American Capital Company, a venture capital and merchant banking company, from 1987 to 1992 and since 1995. From 1993 to 1994, Mr. Devereaux was Vice President, Strategic Planning at the Communications Division of General Instrument Corp. Prior to that, from 1979 to 1987, Mr. Devereaux was Executive Vice President at American Cable Systems, a national provider of cable television services.

  ELON KOHLBERG has served as a director of the Company since August 1995. Mr. Kohlberg has been a Professor of Business Administration at the Harvard Business School since 1976. Mr. Kohlberg also serves as a director of TEVA Industries and the Lemmon Company.

  DANIEL ROSEN has served as a director of the Company since October 1995. Mr. Rosen has been Senior Director--Strategic Relationships and General Manager-- Microsoft Network Transactions, at Microsoft Corporation since 1994. From 1980 to 1994, Mr. Rosen served in a variety of positions at AT&T Corporation, the last such position being Vice President and General Manager--AT&T PersonaLink Services.

EXECUTIVE OFFICERS

  ROBERT L. LENTZ joined the Company in March 1996 as Vice President, Finance, and has served as Senior Vice President, Finance and Administration, Chief Financial Officer, Treasurer and Secretary since January 1997. Prior to joining the Company, Mr. Lentz served since 1993 as Vice President, Finance and Operations of Teloquent Communications Corporation, a telecommunications software company. Prior to that, Mr. Lentz served from 1990 to 1993 as Senior Vice President and General Manager, Information Systems Division, in the Personal Communications Division of Electronic Data Systems Corporation, a provider of software and information technology services to the personal communications industry.

  JANESSE T. BRUCE joined the Company in January 1996 as Senior Vice President and General Manager, Internet and Single-User Services, and has served as Senior Vice President, Single-User Markets, since January 1997. Prior to joining the Company, Ms. Bruce served with Cowles Media Company as Managing Director of Walking Inc., publisher of Walking Magazine and other fitness/health-related books and newsletters. Ms. Bruce founded Walking Inc. in July 1990 and served as its CEO and Publisher until August 1994, when the corporation was sold to Cowles Media Company. Prior to founding Walking Inc., Ms. Bruce also held positions at Newsweek and Rolling Stone magazines and at Hearst Magazine Company.

  MICHAEL D. KINKEAD has served as Senior Vice President, Enterprise Markets since joining the Company in October 1996. Prior to joining the Company, Mr. Kinkead founded SandPoint, an electronic news and information services company, in 1989, and served as President and Chief Executive Officer until the acquisition of SandPoint by Information Access Company ("IAC") in February 1995. Mr. Kinkead served on the Executive Committee of IAC as Vice President of Planning from September 1995 until the Company's acquisition of the Hoover business from IAC in October 1996.

  MICHAEL F. KRALEY has served as Senior Vice President, Engineering and Chief Technology Officer since joining the Company in September 1996. Prior to joining the Company, Mr. Kraley served from January 1996 to April 1996 as Chief Technology Officer at AT&T New Media Services. From December 1994 to January 1996, Mr. Kraley was Vice President, Development and Operations at AT&T New Media Services. Prior to that, Mr. Kraley served as Vice President, Development at Ziff-Davis Interactive from December 1992 to December 1994, and as Senior Director at Ziff-Davis Interactive from March 1992 to December 1992.

  G. NEIL SKENE JR. joined the Company in March 1997 as Senior Vice President and Editor-in-Chief. Prior to joining the Company, Mr. Skene served from February 1991 to January 1997 as President, Editor and Publisher of Congressional Quarterly Inc., a print and electronic publisher of books and periodicals relating to government, and from January 1990 to February 1991 as Editor and Publisher of Congressional Quarterly Inc.

  Executive Officers of the Company are elected by the Board of Directors on an annual basis and serve until their successors have been duly elected and qualified, or until their earlier resignation or removal. There are no family relationships among any of the Company's executive officers or directors.

                      COMPENSATION AND OTHER INFORMATION
                       CONCERNING DIRECTORS AND OFFICERS

EXECUTIVE COMPENSATION SUMMARY

  The following table sets forth summary information concerning the compensation earned for services rendered to the Company in all capacities for the fiscal years ended December 31, 1996 and 1995, by (i) the Chief Executive Officer, (ii) each of the other four most highly compensated executive officers of the Company at December 31, 1996 who earned more than $100,000 in salary and bonus in fiscal 1996 and (iii) two former executive officers of the Company (collectively, the "Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM
                                      ANNUAL COMPENSATION(1)                COMPENSATION(2)
                          ---------------------------------------------- ---------------------
        NAME AND                                         OTHER ANNUAL    SECURITIES UNDERLYING    ALL OTHER
   PRINCIPAL POSITION     YEAR  SALARY($)   BONUS($)  COMPENSATION(1)($) OPTIONS (# OF SHARES) COMPENSATION($)
   ------------------     ---- ----------- ---------- ------------------ --------------------- ---------------
Michael E. Kolowich(3)..  1996   50,583.31     26,700        --                1,000,000               --
 President and Chief      1995         --         --         --                      --                --
 Executive Officer
Janesse T. Bruce........  1996  117,621.68  32,780.77        --                  120,000               --
 Senior Vice President,   1995         --         --         --                      --                --
 Single User Markets
Robert L. Lentz.........  1996   93,037.88  37,515.38        --                  110,000               --
 Senior Vice President,   1995         --         --         --                      --                --
 Finance and Administration,
 Chief Financial
 Officer,
 Treasurer and Secretary
Annette E. Lissauer.....  1996     100,000     29,930        --                      --                --
 Vice President           1995      91,003     21,760        --                   37,500               --
Richard C. Vancil.......  1996     110,000     13,580        --                      --                --
 Vice President,          1995     100,583     10,815        --                   22,500               --
 Marketing
 and Business
 Development
Joseph A. Amram(4)......  1996      85,744        --         --                      --            100,000(5)
                          1995     108,733     25,000        --                  181,667               --
Bruce D. Glabe(6).......  1996     132,322     19,673        --                      --                --
                          1995     118,750     19,100        --                   41,250               --

--------
(1) In accordance with the rules of the Commission, the compensation described in this table does not include medical, group life insurance or other benefits received by the Named Executive Officers which are available generally to all salaried employees of the Company, and certain perquisites and other personal benefits, securities or property received by the Named Executive Officers which do not exceed the lesser of $50,000 or 10% of any such officer's salary and bonus disclosed in this table.
(2) Represents stock options granted during the fiscal years ended December 31, 1995 and December 31, 1996 under the Company's Amended and Restated 1989 Stock Option Plan. The Company did not grant any restricted stock awards or stock appreciation rights or make any long-term incentive plan payouts during the fiscal years ended December 31, 1995 and December 31, 1996.
(3) Mr. Kolowich became President and Chief Executive Officer of the Company in September 1996. Mr. Kolowich's annual salary is $170,000, and his target annual incentive bonus is $80,000 (payable in Common Stock of the Company). See "Certain Relationships and Related Transactions."

(4) Mr. Amram's employment with the Company terminated in August 1996. Mr. Amram served as President and Chief Executive Officer from the Company's inception in January 1989 through July 1996, and is currently a director of the Company.
(5) $100,000 was paid to Mr. Amram in December 1996 pursuant to Mr. Amram's severance agreement with the Company. See "Certain Relationships and Related Transactions."
(6) Mr. Glabe's employment with the Company terminated in December 1996.

OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth certain information concerning grants of stock options made to the Named Executive Officers pursuant to the Company's Amended and Restated 1989 Stock Option Plan during the fiscal year ended December 31, 1996:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                     POTENTIAL
                                                                                 REALIZABLE VALUE
                                                                                 AT ASSUMED ANNUAL
                           NUMBER OF     PERCENT OF                               RATES OF STOCK
                          SECURITIES   TOTAL OPTIONS                            PRICE APPRECIATION
                          UNDERLYING     GRANTED TO    EXERCISE OR              FOR OPTION TERM(4)
                            OPTIONS     EMPLOYEES IN  BASE PRICE PER EXPIRATION -------------------
          NAME           GRANTED(#)(1) FISCAL YEAR(2)  SHARE($)(3)    DATE(1)     5%($)    10%($)
          ----           ------------- -------------- -------------- ---------- --------- ---------
Michael E. Kolowich.....   1,000,000       38.99%          6.00        9/3/06   3,773,368 9,562,455
Janesse T. Bruce........     120,000        4.68           6.25       1/23/06     471,671 1,195,307
Robert L. Lentz.........     110,000        4.29           6.25        3/6/06     432,365 1,095,698
Annette E. Lissauer.....         --          --             --            --          --        --
Richard C. Vancil.......         --          --             --            --          --        --
Joseph A. Amram.........         --          --             --            --          --        --
Bruce D. Glabe..........         --          --             --            --          --        --

--------
(1) The options, which were granted under the Company's Amended and Restated 1989 Stock Option Plan, have a term of ten years, subject to earlier termination in certain events related to termination of employment. Such options generally become exercisable over a four-year period, 1/48th of such options vesting each month commencing on the last day of the first full month after the date of grant.
(2) Based on an aggregate of 2,564,857 shares subject to options granted to employees of the Company in fiscal 1996.
(3) All options were granted at an exercise price equal to or greater than fair market value as determined by the Board of Directors of the Company on the date of grant. On August 22, 1996 and October 23, 1996, the Board of Directors of the Company repriced all outstanding stock options of the Company which were granted to employees between December 8, 1995 and July 8, 1996, by reducing the exercise price applicable to such options to $6.25 per share. See "Option Repricings."
(4) Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation (5% and 10%) on the market value of the Company's Common Stock on the date of option grant over the term of the options. These numbers are calculated based on rules promulgated by the Commission and do not reflect the Company's estimate of future stock price growth. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercise and the future performance of the Company's Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END VALUES

  The following table sets forth information with respect to options to purchase the Company's Common Stock granted to the Named Executive Officers under the Company's Amended and Restated 1989 Stock Option Plan, including (i) the number of shares of Common Stock purchased upon exercise of options during the fiscal year ended December 31, 1996; (ii) the net value realized upon such exercise; (iii) the number of unexercised options outstanding at December 31, 1996; and (iv) the value of such unexercised options at December 31, 1996:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                    VALUE OF UNEXERCISED
                           SHARES                     NUMBERS OF UNEXERCISED       IN-THE-MONEY OPTIONS AT
                         ACQUIRED ON     VALUE          OPTIONS AT YEAR END               YEAR END
          NAME           EXERCISE(#) REALIZED($)(1)  EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE($)(2)
          ----           ----------- --------------  ------------------------- -------------------------------
Michael E. Kolowich.....      --             --           62,501/937,499                    --/--
Janesse T. Bruce........      --             --            50,625/69,375                    --/--
Robert L. Lentz.........      --             --            20,625/89,375                    --/--
Annette E. Lissauer.....   13,800        191,365(3)        91,633/36,017               470,079/50,071
                           21,000        256,832
Richard C. Vancil.......   30,000        424,490          73,905 /23,595               321,859/20,587
Joseph A. Amram.........   60,000        828,897(3)            --/--                        --/--
                           66,750      1,290,585
Bruce D. Glabe..........   45,000        212,015             80,625/--                   375,772/--

--------
(1) Amounts disclosed in this column were calculated based on the difference between the fair market value of the Company's Common Stock on the date of exercise and the exercise price of the options, in accordance with regulations promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and do not reflect amounts actually received by the Named Executive Officers. Named Executive Officers will receive cash only if and when they sell the Common Stock issued upon exercise of the options, and the amount of cash received by such individuals is dependent upon the price of the Company's Common Stock at the time of such sale.
(2) Value is based on the difference between the option exercise price and the fair market value at December 31, 1996, the fiscal year-end ($6.00 per share as quoted on the Nasdaq National Market), multiplied by the number of shares underlying the option.
(3) There was no public trading market for the Common Stock as of the date of exercise of these options. Accordingly, these values have been calculated on the basis of the initial public offering price of $14.00 per share, minus the applicable per share exercise price.

OPTION REPRICINGS

 Report of the Board of Directors on Repricing of Options

  On August 22, 1996 and October 23, 1996, the Board of Directors of the Company authorized the repricing of all outstanding stock options of the Company which were granted to employees of the Company between December 8, 1995 and July 8, 1996, by amending such options solely to reduce the exercise price of such options to $6.25 per share, the closing sale price of the Company's Common Stock on the Nasdaq National Market on August 22, 1996. The repricing of each option was conditioned upon the written consent of the optionholder prior to December 1, 1996. In total, options to purchase an aggregate of 751,369 shares of Common Stock at exercise prices ranging from $8.00 to $22.25 were repriced. Other than the reduction in the exercise price, all other terms and conditions applicable to the repriced options remained the same, including the terms of vesting.

  As described below in the Compensation Committee Report on Executive Compensation and in the Company's Amended and Restated 1989 Stock Option Plan, stock options are intended to provide long-term incentives to officers and other employees of the Company to improve the Corporation's financial performance and to assist in the recruitment, motivation and retention of key professional and managerial personnel. In authorizing the option repricing, the Board of Directors considered the fact that the broad decline in the price of the Company's Common Stock had resulted in a substantial number of the Company's outstanding stock options having exercise prices well above the recent historical trading prices for the Common Stock. The Board determined that the disparity between the exercise price of the options and the then current market price did not provide meaningful incentives to the officers and employees holding the options to perform to their maximum potential and work towards the success of the Company. In addition, the Board considered the importance to the Company of retaining key employees following the appointment of a new management team in 1996. For these reasons, the Board determined it to be in the best interests of the Company and its stockholders to restore the incentive for executive officers and employees to remain with the Company and exert their maximum efforts on behalf of the Company by reducing the exercise price of the overpriced options.

Respectfully Submitted by the Board of Directors

 Michael E. Kolowich
 Joseph A. Amram
 William A. Devereaux
 Elon Kohlberg
 Marino R. Polestra
 Daniel Rosen

 Option Repricing Table

  The following table provides the specified information concerning all repricings of options to purchase the Company's Common Stock held by any executive officer of the Company since March 15, 1996, the date of the Company's initial public offering of its Common Stock:

                          TEN-YEAR OPTION REPRICINGS

                                                                                       LENGTH OF
                                   NUMBER OF                                            ORIGINAL
                                  SECURITIES                                          OPTION TERM
                                  UNDERLYING  MARKET PRICE OF EXERCISE PRICE          REMAINING AT
                                    OPTIONS    STOCK AT TIME    AT TIME OF     NEW      DATE OF
                                  REPRICED OR OF REPRICING OR  REPRICING OR  EXERCISE REPRICING OR
   NAME AND POSITION       DATE   AMENDED(#)   AMENDMENT($)    AMENDMENT($)  PRICE($) AMENDMENT(1)
   -----------------     -------- ----------- --------------- -------------- -------- ------------
Janesse T. Bruce.......   8/22/96   120,000        6.25             8.00       6.25     9 years
 Senior Vice President,
 Single User Markets
Robert L. Lentz........   8/22/96   110,000        6.25            10.80       6.25     9 years
 Senior Vice President,
 Finance and
 Administration, Chief
 Financial Officer,
 Treasurer and
 Secretary
Annette E. Lissauer....  10/23/96    30,000        5.50             8.00       6.25     9 years
 Vice President
Richard C. Vancil......  10/23/96    15,000        5.50             8.00       6.25     9 years
 Vice President,
 Marketing and Business
 Development
Bruce D. Glabe.........  10/23/96    11,250        5.50             8.00       6.25     9 years
Robert E. McWalter.....   8/22/96    22,500        6.25            10.80       6.25     9 years
 Vice President,         10/23/96     9,000        5.50             8.00       6.25     9 years
 Enterprise News Sales
Majed G. Tomeh.........  10/23/96    15,000        5.50             8.00       6.25     9 years
 Vice President
Harry C. Wu............  10/23/96    15,000        5.50             8.00       6.25     9 years
 Vice President
John S. Zahner.........   8/22/96    25,000        6.25           14.625       6.25     9 years
 Vice President,         10/23/96    15,000        5.50             8.00       6.25     9 years
 Personal Broadcast
 Networks

--------
(1) All repriced options described in the table have a term of ten years from the date of grant.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Company's executive compensation program is administered by the compensation committee of the Board of Directors (the "Compensation Committee"). The Compensation Committee currently consists of William A. Devereaux and Jeffery S. Galt, each of whom is an independent, non-employee director. Pursuant to authority delegated by the Board of Directors, the Compensation Committee is responsible for reviewing and approving compensation matters relating to the Company's executive officers and for establishing the specific short- and long-term compensation elements thereunder. The Compensation Committee also oversees the general compensation structure for all of the Company's employees. In addition, the Compensation Committee administers the Company's Amended and Restated 1989 Stock Option Plan, 1996 Employee Stock Purchase Plan and Amended and Restated FreeLoader 1996 Stock Plan.

  The Company's executive compensation program is designed to provide levels of compensation that assist the Company in attracting, motivating and retaining qualified executive officers and aligning the financial interests of the Company's executive officers with those of its stockholders by providing a competitive compensation package based on corporate and individual performance. Compensation under the executive compensation program is comprised of three principal elements: (i) cash compensation in the form of base salary, (ii) annual incentive compensation in the form of cash bonuses, and (iii) long-term incentive awards in the form of stock option grants. In addition, the compensation program is comprised of various benefits, including medical and insurance plans, the Company's 1996 Employee Stock Purchase Plan and a 401(k) retirement savings plan. These plans are generally available to all employees of the Company. In all cases, the Compensation Committee's specific decisions involving executive officer compensation are ultimately based on the Committee's judgment regarding the best interests of the Company's stockholders.

 Base Salary

  Base salaries for each of the Company's executive officers, including the Chief Executive Officer, are generally set within the range of salaries that the Compensation Committee believes are paid to executive officers with comparable qualifications, experience and responsibilities at similar companies. The Compensation Committee reviews industry surveys in order to keep track of current market practices with respect to executive compensation. In setting base salaries, the Compensation Committee generally takes into account such factors as (i) the Company's past financial performance and future expectations, (ii) business unit performance and future expectations,
(iii) individual performance and experience and (iv) past salary levels, both at the Company and, with respect to executive officers new to the Company, at such officers' prior place of employment. The Compensation Committee does not assign relative weights or rankings to these factors, but instead makes a determination based upon the consideration of all of these factors, as well as the progress made with respect to the Company's long-term goals and strategies. Base salary levels for each of the Company's executive officers, other than the Chief Executive Officer, are also based upon evaluations and recommendations made by the Chief Executive Officer.

  In setting overall compensation levels, the Compensation Committee places special emphasis on aligning total executive compensation levels with corporate performance. Generally, salary decisions for the Company's executive officers are made by the Compensation Committee near the beginning of each calendar year. While reviewed annually, base salaries are only adjusted as deemed necessary by the Compensation Committee in determining total compensation for each executive officer.

  Base salary levels for fiscal 1996 were established in accordance with the foregoing criteria. With respect to executive officers who first joined the Company in fiscal 1996, special consideration was given to each officer's compensation package at his or her prior place of employment.

 Annual Incentive Compensation

  Each executive officer is eligible to receive cash bonuses on a quarterly basis and at the end of the fiscal year based upon the Company's financial performance and the performance of the individual executive officer. Cash bonuses are intended to constitute a significant portion of an executive officer's incentive and total compensation package.

  An annual target cash bonus is established by the Compensation Committee based on the Committee's appraisal of current market practices for the payment of incentive compensation to executive officers with comparable qualifications, experience and responsibilities at similar companies. Annual target cash bonuses for each of the Company's executive officers, other than the Company's Chief Executive Officer, are also based upon the recommendations of the Chief Executive Officer. An executive officer's annual cash bonuses are generally targeted at approximately one-third of his or her base salary. Up to approximately 50% of each executive officer's annual target cash bonus is paid to the officer on a quarterly basis, subject to the Company's achievement of plan with respect to revenue growth as offset by losses exceeding plan, as well as individual performance. In addition, up to approximately 50% of the annual target cash bonus is paid to the officer shortly after the end of the fiscal year, subject to the Company's achievement of plan with respect to revenue growth, as well as individual performance. If revenue growth is not achieved in accordance with plan, the executive officers may not receive 100% of their annual target bonus. If revenue growth exceeds plan, the executive officers may receive greater than 100% of their annual target bonus.

 Stock Options

  Stock options are the principal vehicle used by the Company for the payment of long-term compensation to executive officers, to provide a stock-based incentive to improve the Company's financial performance and to assist in the recruitment, motivation and retention of key professional and managerial personnel. Long-term incentive compensation in the form of stock options enables executive officers to share in the appreciation of the value of the Company's Common Stock. Accordingly, the Compensation Committee believes that stock options more closely align the interests of the executive officers with those of the stockholders by encouraging executive officers to maximize the value of the Company. The Company's stock option plans are administered by the Compensation Committee. To date, the Compensation Committee has not granted stock options at less than fair market value.

  Stock options are granted to executive officers from time to time based primarily upon the individual's actual and/or potential contributions to the Company, competitive market practices and the Company's financial performance. When establishing stock option grant levels, the Compensation Committee considers existing levels of stock ownership, previous grants of stock options, vesting schedules of outstanding options and the current market value of the Company's Common Stock. The exercisability of stock options over a period of time is designed to defer the receipt of compensation by the option holder, thereby creating an incentive for the individual to remain with the Company. From time to time as options held by an executive officer vest, the Compensation Committee will, subject to individual and corporate performance, grant additional stock options to the executive officers in order to provide continuing incentives for future performance.

  Options granted in fiscal 1996 were granted at an exercise price per share equal to the fair market value of the Common Stock. In August and October 1996, certain options granted to employees of the Company between December 8, 1995 and July 8, 1996 were amended to reduce the exercise price applicable to such options to the then current fair market value of the Company's Common Stock. See "Option Repricings."

 Other Benefits

  The Company also has various broad-based employee benefit plans. Executive officers participate in these plans on the same terms as eligible, non-executive employees, subject to any legal limits on the amounts that may be contributed or paid to executive officers under these plans. The Company offers a stock purchase plan under which employees may purchase Common Stock at a discount, as well as a 401(k) retirement savings plan, which permits employees to invest in a wide variety of funds on a pre-tax basis. The Company also maintains group health, disability and life insurance, and other benefits plans for its employees.

 Chief Executive Officer Compensation

  The compensation payable to Michael E. Kolowich for his services as President and Chief Executive Officer of the Company commencing in September 1996 was determined by a special committee of the Board of Directors consisting of William A. Devereaux and Marino R. Polestra and was approved by the full Board of Directors. The principal factors affecting the determination of Mr. Kolowich's compensation package were a review of industry-comparable Chief Executive Officer compensation, reference to Mr. Kolowich's previous compensation package with prior employers Nets, Inc. and AT&T New Media Services, and an assessment of Mr. Kolowich's qualifications and expected contributions to the Company's future growth.

  Mr. Kolowich's annual base salary for 1996-1997 was set at $170,000 upon the commencement of his employment in September 1996. In addition, upon joining the Company, Mr. Kolowich was awarded stock options and the right to purchase Common Stock of the Company. The Board of Directors also awarded Mr. Kolowich an annual incentive bonus for 1996 of $26,700. See "Executive Compensation" and "Certain Relationships and Related Transactions."

  The Compensation Committee determined the base salary, cash bonuses and stock options received by Joseph A. Amram, the Company's President and Chief Executive Officer until August 1996. Mr. Amram's compensation in 1996 was based on the Compensation Committee's assessment of competitive salaries paid to founders and Chief Executive Officers at comparable companies, as well as an assessment of Mr. Amram's qualifications and performance. The Company and Mr. Amram entered into an agreement in December 1996 pursuant to which the Company agreed to make severance payments to Mr. Amram through July 1998. See "Certain Relationships and Related Transactions."

 Tax Deductibility of Executive Compensation

  Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the tax deduction to $1 million for compensation paid to any of the executive officers, unless certain requirements are met. The Compensation Committee has considered these requirements and the related regulations. It is the Compensation Committee's present intention that, so long as it is consistent with its overall compensation objectives, substantially all executive compensation shall be deductible for federal income tax purposes.

  The Compensation Committee approved the 1996 year-end annual incentive compensation for the executive officers, other than the Chief Executive Officer. The full Board of Directors approved the 1996 year-end annual incentive compensation for Michael E. Kolowich, the Company's Chief Executive Officer.

Respectfully submitted by

Joseph A. Amram
William A. Devereaux
Elon Kohlberg
Marino R. Polestra
Daniel Rosen

  No person who served as a member of the Compensation Committee was, during the fiscal year ended December 31, 1996, an officer or employee of the Company or any of its subsidiaries, was formerly an officer of the Company or any of its subsidiaries, or had any relationship requiring disclosure herein. No executive officer of the Company served as a member of the compensation committee of another entity (or other committee of the Board of Directors performing equivalent functions or, in the absence of any such committee, the entire Board of Directors), one of whose executive officers served as a director of the Company.

COMPENSATION OF DIRECTORS

  Directors who are not employees of the Company are reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings. Non-employee directors are also eligible to receive options under the Company's 1996 Non-Employee Director Stock Option Plan. See "Other Stock Plans--1996 Non-Employee Director Stock Option Plan." Directors who are employees are not compensated for their service on the Board or any committee thereof.

                            STOCK PERFORMANCE GRAPH

  The following graph compares the percentage change in the cumulative total stockholder return on the Company's Common Stock during the period from the Company's initial public offering on March 15, 1996 through December 31, 1996, with the cumulative total return for (i) the Nasdaq National Market Index (U.S. companies) and (ii) the Nasdaq Computer and Data Processing Stocks Index. The comparison assumes that $100 was invested on March 15, 1996 in the Company's Common Stock at the closing sale price of $15.75 on the first day of trading, and in each of the foregoing indices, and assumes reinvestment of dividends, if any.

                  COMPARISON OF CUMULATIVE TOTAL RETURN(1)(2)


                         [GRAPH APPEARS HERE]

                                                          NASDAQ
                                                          Computer &
Measurement period             Individual,   NASDAQ       Data Processing
(Fiscal Year Covered)             Inc.       U.S.Index    Index
---------------------           --------     ---------    ---------------
Measurement PT -
03/15/96                        $ 100.00      $ 100.00     $ 100.00

03/29/96                        $  96.83      $ 100.24     $  99.53
06/28/96                        $ 104.76      $ 108.42     $ 110.64
09/30/96                        $  33.33      $ 112.28     $ 112.84
12/31/96                        $  38.10      $ 117.80     $ 117.41



--------
(1) Prior to March 15, 1996, the Company's Common Stock was not publicly traded. Comparative data is provided only for the period since that date. This graph is not "soliciting material," is not deemed filed with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
(2) The stock price performance shown on the graph is not necessarily indicative of future price performance.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  On September 13, 1993, the Company issued and sold to Knight-Ridder Information, Inc. 600,000 shares of Series F Preferred Stock of the Company at a price of $5.00 per share, for total consideration of $3,000,000 (which shares were converted into 900,000 shares of Common Stock pursuant to the 3-for-2 stock split and the conversion of all outstanding shares of Preferred Stock to Common Stock effected in March 1996 in connection with the Company's initial public offering). Jeffery S. Galt, President of Knight-Ridder Information, Inc., is a director of the Company. The Company also has established business relationships with Knight-Ridder, but has not recognized material revenue from such business arrangements.

  On October 3, 1995, the Company issued and sold to Microsoft Corporation 700,000 shares of the Series G Preferred Stock of the Company at a price of $15.00 per share, for total consideration of $10,500,000 (which shares were converted into 1,050,000 shares of Common Stock pursuant to the 3-for-2 stock split and the conversion of the Company's outstanding shares of Preferred Stock to Common Stock in connection with the initial public offering). In connection with the sale of the Series G Preferred Stock, the Company, the Company's founders (the "Founders") and the holders of the Company's Series A, Series B, Series C, Series D and Series E Preferred Stock (the "Preferred Investors") entered into the Series G Stockholders' Agreement with Microsoft (the "Microsoft Stockholders' Agreement"). The Microsoft Stockholders' Agreement provides Microsoft with a right of first negotiation during the period from September 1, 1996 to September 1, 1999, with respect to any proposed sale of control of the Company by the Company or by any Founders or Preferred Investors holding a majority of the shares of the Company's outstanding voting securities ("Selling Persons"). Pursuant to the right of first negotiation, the Selling Persons must provide Microsoft with the option of negotiating with the Selling Persons for the purchase of control of the Company for an initial period of 60 days, during which time the Selling Persons are prohibited from entering into a letter of intent or binding agreement for such sale with any other party. If the Selling Persons choose not to sell the Company to Microsoft after negotiating in good faith for 60 days, the Selling Persons may negotiate for the sale of the Company with any other person on terms that are no more favorable to such other person than the terms that were initially offered to Microsoft, subject to certain additional restrictions.

  Daniel Rosen, Senior Director--Strategic Relationships and General Manager-- Microsoft Network Transactions, at Microsoft, is a director of the Company. The Company also has established business relationships with Microsoft, but has not recognized material revenue from such business arrangements.

  On September 3, 1996, the Company entered into an Employment Agreement with Michael E. Kolowich (the "Kolowich Employment Agreement"), which provides the terms and conditions of Mr. Kolowich's employment as President and Chief Executive Officer of the Company. Pursuant to the Kolowich Employment Agreement, the Company agreed to pay Mr. Kolowich an annual base salary of $170,000, subject to adjustment annually. The Company also agreed to pay Mr. Kolowich an annual target incentive bonus of up to $80,000 for fiscal 1997, and an annual target incentive bonus in an amount to be agreed upon by the Company and Mr. Kolowich for each fiscal year thereafter. The incentive bonus may be greater than the target bonus for any given year if the Company's annual financial goals and objectives for that year are exceeded. All such incentive bonus payments will be paid to Mr. Kolowich in the form of Common Stock of the Company, valued at the fair market value of such Common Stock on the first day of the fiscal year for which the bonus was achieved.

  In addition, pursuant to the Kolowich Employment Agreement, the Company agreed to sell to Mr. Kolowich, and Mr. Kolowich agreed to purchase from the Company, 100,000 shares of Common Stock at the price of $6.00 per share, which was the fair market value of the Common Stock on the date Mr. Kolowich accepted the Company's offer of employment. The sale was consummated on September 18, 1996. The Company also granted to Mr. Kolowich pursuant to the Company's Amended and Restated 1989 Stock Option Plan stock options to purchase 1,000,000 shares of Common Stock at an exercise price of $6.00 per share. Of such options, 66,664 are incentive stock options and the remaining 933,336 are non-qualified stock options. All of the options vest in 48 equal monthly installments, subject to acceleration of vesting with respect to certain of the options under certain circumstances.

  In addition to the Company's standard disability insurance benefits, the Company also agreed to provide Mr. Kolowich with additional long-term disability insurance sufficient, together with the standard disability insurance, to replace three-quarters of Mr. Kolowich's base salary and targeted incentive bonuses. Both Mr. Kolowich and the Company can terminate Mr. Kolowich's employment with the Company with or without cause. If the Company terminates Mr. Kolowich's employment without cause, the vesting of Mr. Kolowich's stock options will be accelerated.

  On December 17, 1996, the Company entered into an Agreement and Release with Joseph A. Amram, the Company's former President and Chief Executive Officer and a current director of the Company, relating to severance pay and other matters in connection with the cessation of Mr. Amram's employment with the Company in August 1996. Pursuant to the Agreement and Release, the Company agreed to pay Mr. Amram $480,000, the equivalent of two years' compensation, $100,000 of which was paid upon execution of the Agreement and Release and the remainder of which will be paid to Mr. Amram in equal monthly installments of $20,000 through July 31, 1998. The Agreement and Release also contains mutual releases by each party in favor of the other relating to, among other things, claims arising out of Mr. Amram's employment and cessation of employment with the Company, as well as certain other commitments of the parties.

  On August 22, 1996 and October 23, 1996, the Board of Directors of the Company repriced all outstanding stock options of the Company which were granted to employees between December 8, 1995 and July 8, 1996, including options held by certain of the executive officers of the Company. See "Option Repricings."

                                  PROPOSAL II

                      PROPOSAL TO RATIFY THE AMENDMENT OF
                THE AMENDED AND RESTATED 1989 STOCK OPTION PLAN

AMENDMENT TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR
ISSUANCE

  The Company's 1989 Stock Option Plan was adopted by the Board of Directors on April 1, 1989 and approved by the Company's stockholders in September 1989. The Amended and Restated 1989 Stock Option Plan (the "1989 Plan"), which amended and restated the 1989 Stock Option Plan, was adopted by the Board of Directors on January 30, 1996 and approved by the Company's stockholders on March 4, 1996. The Board of Directors has approved and recommended to the Company's stockholders that they ratify an amendment to the 1989 Plan, increasing the number of shares of Common Stock authorized for issuance thereunder from 3,500,000 to 5,000,000.

DESCRIPTION OF THE 1989 PLAN

  The purpose of the 1989 Plan is to provide incentives to officers and other employees of the Company by providing them with opportunities to purchase stock in the Company pursuant to options granted thereunder which qualify as "incentive stock options" ("ISO" or "ISOs") under Section 422(b) of the Code; and to directors, officers, employees and consultants of the Company by providing them with opportunities to purchase stock in the Company pursuant to options granted thereunder which do not qualify as ISOs ("Non-Qualified Option" or "Non-Qualified Options;" together with ISOs referred to collectively herein as "Options").

  The 1989 Plan is administered by the Compensation Committee of the Board of Directors. Subject to the provisions of the 1989 Plan, the Compensation Committee has the authority to select the optionees and determine the terms of the options granted, including (i) the number of shares subject to each option, (ii) when the option becomes exercisable, (iii) the exercise price of the option (which in the case of an ISO cannot be less than the fair market value of the Common Stock as of the date of grant), (iv) the duration of the option, and (v) the time, manner and form of payment upon exercise of an option.

  Options may be granted under the 1989 Plan at any time prior to April 1, 1999. The exercise price per share of ISOs granted under the 1989 Plan cannot be less than the fair market value of the Common Stock on the date of grant (or, in the case of ISOs granted to employees holding more than 10% of the total combined voting power of all classes of stock of the Corporation, 110% of the fair market value per share of the Common Stock on the date of grant). The 1989 Plan provides that, subject to earlier termination as specified in the 1989 Plan or the Option agreement, each Option shall expire on the date specified by the Committee, but not more than (i) ten years and one day from the date of grant in the case of Non-Qualified Options, (ii) ten years from its date of grant in the case of ISOs, and (iii) five years in the case of ISOs granted to an employee holding more than 10% of the total combined voting power of all classes of stock of the Company.

  Any shares subject to an Option which expires or terminates unexercised may again be available for grant under the 1989 Plan; however, such shares are included in the determination of the aggregate number of shares of Common Stock deemed to have been granted to such employee under the 1989 Plan.

  Each Option granted under the 1989 Plan may be either fully exercisable at the time of the grant or may become exercisable in such installments as the Compensation Committee may specify. Each Option may be exercised from time to time, in whole or in part, up to the total number of shares with respect to which it is then exercisable. The Compensation Committee has the right to accelerate the date of exercise of any installment of any Option, provided such acceleration would not violate the $100,000 per year limitation on the fair market value of stock (determined as of the grant date) subject to ISOs granted to any employee which become exercisable for the first time in any calendar year.

  An Option is not assignable or transferable by the optionholder except by will or by the laws of descent and distribution. If an ISO optionee ceases to be employed by the Company and all Related Corporations other than by reason of death or disability, no further installments of such ISOs may become exercisable, and such ISOs will terminate after the passage of three (3) months after the date of termination of his employment, but in no event later than on their specified expiration dates, except to the extent that such ISOs (or unexercised installments thereof) have been converted into Non-Qualified Options. If an ISO optionee dies or is disabled, any ISO held by the optionee may be exercised, to the extent of the number of shares with respect to which he could have exercised it on the date of his death or disability, by the optionee's estate, personal representative or beneficiary, or by the optionee, at any time prior to the earlier of the specified expiration date of the ISO or 180 days after the date of the termination of the optionee's employment by such death or disability.

  An Option (or any part or installment thereof) may be exercised by giving written notice delivered to the principal office of the Company. The notice must identify the Option being exercised and specify the number of shares as to which such Option is being exercised, accompanied by full payment of the purchase price. Payment of the purchase price must be in cash or check, or in the discretion of the Compensation Committee, by personal recourse note with interest, by tendering Common Stock of the Company or through the delivery of an assignment of sufficient amount of the proceeds from the sale of the Common Stock acquired upon exercise. If the Compensation Committee exercises such discretion with respect to an ISO, it must do so in writing at the time of the grant of the ISO. The holder of an Option does not have the rights of a shareholder with respect to the shares covered by his Option until the date of issuance of a stock certificate to him for such shares.

  Option holders are protected against dilution in the event of a stock dividend, stock split, recapitalization, reorganization, consolidation, merger or similar transaction. The Board of Directors may from time to time adopt amendments to the 1989 Plan, certain of which are subject to stockholder approval, and may terminate the 1989 Plan at any time (although such action shall not affect Options previously granted). Unless terminated sooner, the 1989 Plan will terminate at the end of the day on March 31, 1999 (except as to Options outstanding on that date).

STOCK OPTIONS GRANTED SINCE INCEPTION UNDER THE 1989 PLAN

  The following table sets forth as of the Record Date, options granted under the 1989 Plan to (i) each of the Named Executive Officers, (ii) each nominee for election as a director, (iii) all current executive officers of the Company as a group, (iv) all current directors of the Company who are not executive officers as a group and (v) all employees, including all current officers who are not executive officers, as a group:

                                                                       NO. OF
                                                                       OPTIONS
            NAME                               TITLE                   GRANTED
            ----                               -----                  ---------
Michael E. Kolowich..........  President and Chief Executive Officer  1,013,333
Janesse T. Bruce.............  Senior Vice President, Single User       150,000
                               Markets
Robert L. Lentz..............  Senior Vice President, Finance and       140,000
                               Administration, Chief Financial
                               Officer, Treasurer and Secretary
Annette E. Lissauer..........  Vice President                           187,500
Richard C. Vancil............  Vice President, Marketing and Business   162,500
                               Development
Joseph A. Amram..............  Director                                 537,167
Bruce D. Glabe...............  --                                       153,750
Jeffery S. Galt..............  Director                                     --
Marino R. Polestra...........  Director                                  20,000
All executive officers as a    --                                     1,623,333
 group (6 persons)...........
All current directors who are
 not executive officers as a
 group (7 persons)...........  --                                       649,294
All employees who are not
 executive officers as a
 group.......................  --                                     2,649,773

  The total number of options granted under the 1989 Plan as of the Record Date was 5,086,050 (of which 1,000,936 have been canceled). As of the Record Date, options to purchase a total of 3,281,330 shares of Common Stock were outstanding under the 1989 Plan, of which 660,280 shares were then exercisable.

  Information with respect to the number of options granted to the Named Executive Officers during fiscal 1996 appears above under the caption "Option Grants in Last Fiscal Year." On August 22, 1996 and October 23, 1996, the Board of Directors of the Company repriced all outstanding stock options of the Company which were granted to employees between December 8, 1995 and July 8, 1996, by reducing the exercise price applicable to such options to $6.25 per share. See "Option Repricings."

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS WITH RESPECT TO THE 1989 PLAN

  The following discussion of United States federal income tax consequences of the issuance and exercise of options granted under the 1989 Plan is based upon the provisions of the Code as in effect on the date of this Proxy Statement, current regulations, and existing administrative rulings of the Internal Revenue Service. It is not intended to be a complete discussion of all of the federal income tax consequences of this plan or of the requirements that must be met in order to qualify for the described tax treatment.

  A. Incentive Stock Options. The following general rules are applicable under current United States federal income tax law to ISOs granted under the 1989
Plan:

    1. In general, no taxable income results to the optionee upon the grant of an ISO or upon the issuance of shares to him or her upon the exercise of the ISO, and no federal income tax deduction is allowed to the Company upon either the grant or exercise of an ISO.

    2. If shares acquired upon exercise of an ISO are not disposed of within
  (i) two years following the date the ISO was granted or (ii) one year following the date the shares are issued to the optionee pursuant to the ISO exercise (the "Holding Periods"), the difference between the amount realized on any subsequent disposition of the shares and the exercise price will generally be treated as capital gain or loss to the optionee.

    3. If shares acquired upon exercise of an ISO are disposed of on or before the expiration of one or both of the requisite Holding Periods (a "Disqualifying Disposition"), then in most cases the lesser of (i) any excess of the fair market value of the shares at the time of exercise of the ISO over the exercise price or (ii) the actual gain on disposition, will be treated as compensation to the optionee and will be taxed as ordinary income in the year of such disposition.

    4. In any year that an optionee recognizes compensation income on a Disqualifying Disposition of stock acquired by exercising an ISO, the Company generally should be entitled to a corresponding deduction for federal income tax purposes.

    5. Any excess of the amount realized by the optionee as the result of a Disqualifying Disposition over the sum of (i) the exercise price and (ii) the amount of ordinary income recognized under the above rules will be treated as capital gain.

    6. Capital gain or loss recognized on a disposition of shares will be long-term capital gain or loss if the optionee's holding period for the shares exceeds one year.

    7. An optionee may be entitled to exercise an ISO by delivering shares of the Company's Common Stock to the Company in payment of the exercise price, if the optionee's ISO agreement so provides. If an optionee exercises an ISO in such fashion, special rules will apply.

    8. In addition to the tax consequences described above, the exercise of ISOs may result in a further "minimum tax" under the Code. The Code provides that an "alternative minimum tax" (at a maximum rate of 28%) will be applied against a taxable base which is equal to "alternative minimum taxable income," reduced by a statutory exemption. In general, the amount by which the value of the Common Stock received upon exercise of the ISO exceeds the exercise price is included in the optionee's alternative minimum taxable income. A taxpayer is required to pay the higher of his regular tax liability or the alternative minimum tax. A taxpayer who pays alternative minimum tax attributable to the exercise of an ISO may be entitled to a tax credit against his or her regular tax liability in later years.

    9. Special rules apply if the Common Stock acquired through the exercise of an ISO is subject to vesting, or is subject to certain restrictions on resale under federal securities laws applicable to directors, officers or 10% stockholders.

  B. Non-Qualified Stock Options. The following general rules are applicable under current federal income tax law to options that do not qualify as ISOs under the 1989 Plan:

    1. The optionee generally does not recognize any taxable income upon the grant of a Non-Qualified Option, and the Company is not allowed a federal income tax deduction by reason of such grant.

    2. The optionee generally will recognize ordinary compensation income at the time of exercise of the Non-Qualified Option in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price. The Company may be required to withhold income tax on this amount.

    3. When the optionee sells the shares acquired through the exercise of a Non-Qualified Option, he or she generally will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the shares and his or her basis in the stock (generally, the exercise price plus the amount taxed to the optionee as compensation income). If the optionee's holding period for the shares exceeds one year, such gain or loss will be a long-term capital gain or loss.

    4. The Company generally should be entitled to a federal income tax deduction when compensation income is recognized by the optionee.

    5. An optionee may be entitled to exercise a Non-Qualified Option by delivering shares of the Company's Common Stock to the Company in payment of the exercise price. If an optionee exercises a Non-Qualified Option in such fashion, special rules will apply.

    6. Special rules apply if the Common Stock acquired through the exercise of a Non-Qualified Option is subject to vesting, or is subject to certain restrictions on resale under federal securities laws applicable to directors, officers or 10% stockholders.

VOTES REQUIRED FOR APPROVAL

  The ratification of the amendment to the 1989 Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy, and entitled to vote on such proposal at the Annual Meeting. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL II TO RATIFY THE AMENDMENT OF THE COMPANY'S 1989 PLAN, INCREASING FROM 3,500,000 TO 5,000,000 THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE THEREUNDER.

OTHER STOCK PLANS

  In addition to the 1989 Plan, the Company currently has two stock ownership plans authorized for prospective issuances: the 1996 Employee Stock Purchase Plan and the 1996 Non-Employee Director Stock Option Plan.

  1996 EMPLOYEE STOCK PURCHASE PLAN. The 1996 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors of the Company on January 30, 1996 and was approved by the stockholders of the Company on March 4, 1996. The Purchase Plan provides for the issuance of a maximum of 500,000 shares of Common Stock pursuant to the exercise of nontransferable options granted to participating employees. The Purchase Plan is intended to encourage stock ownership by all eligible employees of the Company so that they may share in the growth of the Company, and is designed to encourage eligible employees to remain in the employ of the Company. It is intended that options granted pursuant to the Purchase Plan will constitute options pursuant to an "employee stock purchase plan" within the meaning of Section 423(b) of the Code.

  The Purchase Plan is administered by the Compensation Committee. All employees of the Company, except employees who immediately after the option was granted would own five percent or more of the Company's stock, whose customary employment is more than 10 hours per week and more than five months in any calendar year, are eligible to participate in the Purchase Plan. To participate in the Purchase Plan, an employee must authorize the Company to deduct an amount (not less than one percent or more than ten percent of a participant's regular pay) from his or her compensation, including base pay or salary, and any overtime, bonuses, or commissions, during six-month periods commencing on April 1 and October 1 of each year (each a "Payment Period"). The initial Payment Period under the Purchase Plan commenced on March 14, 1996, the effective date of the Company's initial public offering, and ended on September 30, 1996. The maximum number of shares of Common Stock that an employee may purchase in any Payment Period is 1,000 shares. In addition, no employee may be granted an option which permits the employee's right to purchase stock under the Purchase Plan to accrue at a rate which exceeds $25,000 of the fair market value of such stock for each calendar year. Any excess is refunded to the employee to the extent the 1,000 share or $25,000 limits are exceeded.

  The exercise price for the option for each Payment Period is 85% of the average market price of the Company's Common Stock on the first or last business day of the Payment Period, whichever is less. If an employee is not a participant on the last day of the Payment Period, such employee is not entitled to exercise his or her option, and the amount of his or her accumulated payroll deductions will be refunded. An employee's rights under the Purchase Plan terminate upon his or her voluntary withdrawal from the Purchase Plan at any time or upon termination of employment.

  To date, 93,522 options have been exercised under the Purchase Plan. As of the Record Date, 267 employees were eligible to participate in the Purchase Plan, and 138 were participating. Unless terminated sooner, the Purchase Plan shall terminate on March 31, 2006.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS WITH RESPECT TO THE PURCHASE PLAN

  The following discussion of United States federal income tax consequences of the issuance and exercise of options granted under the Purchase Plan is based upon the provisions of the Code as in effect on the date of this Proxy Statement, current regulations, and existing administrative rulings of the Internal Revenue Service. It is not intended to be a complete discussion of all of the federal income tax consequences of this plan or of the requirements that must be met in order to qualify for the described tax treatment.

  The following general rules are currently applicable under current federal income tax law to options granted under the Purchase Plan:

    1. The amounts deducted from an employee's pay under the Purchase Plan will be included in the employee's compensation subject to federal income tax. In general, no additional income will be realized by the employee either at the time options are granted pursuant to the Purchase Plan or at the time the employee purchases shares pursuant to the Purchase Plan.

    2. If the employee disposes of shares of Common Stock more than two years after the first business day of the Payment Period in which the employee acquired the shares, then upon such disposition the employee will recognize ordinary compensation in an amount equal to the lesser of:

      (a) the excess, if any, of the fair market value of the shares on the date of disposition over the amount the employee paid for the shares, or

      (b) the excess of the fair market value of the shares on the first business day of the Payment Period over the option price.

    In addition, the employee generally will recognize capital gain or loss in an amount equal to the difference between the amount realized upon the sale of shares and the employee's basis in the shares (i.e., the amount the employee paid for the shares plus the amount, if any, taxed as ordinary compensation income). If the employee's holding period for the shares is more than one year, such gain or loss will be long-term capital gain or loss.

    3. If the employee disposes of shares of Common Stock within two years after the first business day of the Payment Period in which the employee acquired the shares, then upon disposition the employee will recognize ordinary compensation in an amount equal to the excess, if any, of the fair market value of the shares on the last business day of the Payment Period over the amount the employee paid for the shares.

    In addition, the employee generally will recognize capital gain or loss in an amount equal to the difference between the amount realized upon the sale of shares and the employee's basis in the shares (i.e., the amount the employee paid for the shares plus the amount, if any, taxed as ordinary compensation income). If the employee's holding period for the shares is more than one year, such gain or loss will be long-term capital gain or loss.

    4. If the two-year holding period is satisfied, the Company will not receive any deduction for federal income tax purposes with respect to the options or the shares of Common Stock issued upon their exercise. If the two-year holding period is not satisfied, the Company generally will be entitled to a federal income tax deduction in an amount equal to the amount which is considered ordinary compensation income.

  1996 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN. The 1996 Non-Employee Director Stock Option Plan (the "Director Plan") was adopted by the Board of Directors of the Company on January 30, 1996 and was approved by the stockholders of the Company on March 4, 1996. The Director Plan provides for the issuance of a maximum of 500,000 shares of Common Stock of the Company pursuant to the exercise of options granted to non-employee directors of the Company. The Director Plan is administered by the Compensation Committee of the Board of Directors.

  The Director Plan authorizes the automatic grant of stock options to members of the Board of Directors of the Company who are neither employees nor officers of the Company. The purpose of the Director Plan is to promote the interests of the Company by providing an inducement to obtain and retain the services of qualified persons who are not employees or officers of the Company to serve as members of its Board. Under the Director Plan, each non-employee director who is not an employee or officer of the Company and who is first elected to the Board of Directors on or after March 20, 1996, shall automatically be granted on the date of such initial election to the board, without further action by the Board, an option (collectively, the "Initial Options") to purchase 20,000 shares of Common Stock (subject to adjustment in accordance with the Director Plan). Commencing with the annual meeting of stockholders to be held in 1997, each non-employee director who has continuously served as a director since the last annual meeting of stockholders shall automatically be granted on the date of each annual meeting of stockholders for so long as such director remains a director of the Corporation, without further action by the Board, an option (collectively, the "Annual Options") to purchase 10,000 shares of Common Stock. In addition, the Compensation Committee may, from time to time in its discretion, grant options under the Director Plan to purchase Common Stock of the Company to any non-employee director, in which event the Committee shall also determine the number of shares of Common Stock subject to such options and the applicable vesting provisions. The exercise price per share for all options granted under the Director Plan will be equal to the fair market value per share of the Common Stock as of the date of the grant.

  Options granted under the Director Plan shall be exercisable only with respect to vested shares. Initial Options shall vest in 36 equal monthly installments commencing on the last day of the first full calendar month following the date of grant, provided that the optionee has continuously served as a member of the Board of Directors through each such vesting date. Annual Options shall vest in 12 equal monthly installments commencing on the last day of the first full calendar month following the date of grant, provided that the optionee has continuously served as a member of the Board of Directors through each such vesting date. An Option may be exercised in whole or in part by giving written notice to the Company, stating the number of shares with respect to which the option is being exercised, and making payment in full for such shares.

  Options are exercisable by the optionee to the extent vested only while the optionee is serving as a director of the Company or within 90 days after the optionee ceases to be a director of the Company at any time prior to the scheduled expiration of the Option (except that if a director dies or becomes permanently disabled while he or she is serving as a director of the Company, the option becomes fully vested and remains exercisable until the scheduled expiration date of the Option). If an optionee ceases to be a member of the Board of Directors in connection with or following a business combination which is accounted for as a pooling of interests, any portion of the Options granted to such optionee under the Director Plan may be exercised, to the extent then vested, until the later of 90 days after the optionee ceases to be a director or 30 days following the expiration of any pooling-of-interests lock-up period relating to such business combination. In the event the Company is acquired by (i) the sale, issuance, exchange or transfer, in a single transaction or a series of related transactions, of greater than fifty percent (50%) of the outstanding capital stock of the Company to a third party, (ii) the sale of all or substantially all of the assets of the Company, or (iii) a merger, consolidation or other reorganization involving the Company and one or more other entities in which the shares of the Company's outstanding capital stock immediately prior to such transaction are converted into, exchanged for or represent less than a majority of the voting power of the surviving or resulting entity, then each Option granted under the Director Plan which is outstanding but unvested as of the effective date of such event shall become exercisable in full immediately prior to the effective date of such event.

  Options may not be assigned or transferred except by will or by the laws of descent and distribution or pursuant to a domestic relations order. Unless sooner terminated, the term of each Option granted under the Director Plan expires ten years after the date of grant. No Options may be granted under the Director Plan after January 30, 2006.

  On the Record Date, the fair market value of the Company's Common Stock was $5.875, the last reported sale price of the Company's Common Stock quoted on the Nasdaq National Market on such date.

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CERTAIN FEDERAL INCOME TAX CONSIDERATIONS WITH RESPECT TO THE DIRECTOR PLAN

  The United States federal income tax consequences of the issuance and exercise of options granted under the Director Plan are substantially the same as the consequences described above with respect to Non-Qualified Options under the 1989 Plan.

                                 PROPOSAL III

                     RATIFICATION OF SELECTION OF AUDITORS

  The Board of Directors has selected the firm of Coopers & Lybrand L.L.P., independent certified public accountants, to serve as auditors for the fiscal year ending December 31, 1997. Coopers & Lybrand L.L.P. has served as the Company's auditors since fiscal 1991. It is expected that a member of the firm will be present at the Annual Meeting of Stockholders with the opportunity to make a statement if so desired and will be available to respond to appropriate questions. Stockholder ratification of the Company's independent public accountants is not required under Delaware law or the Company's Third Amended and Restated Certificate of Incorporation or its Amended and Restated By-Laws, but the results of this vote will be considered by the Board of Directors in selecting auditors for future fiscal years. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL III TO RATIFY THE SELECTION OF COOPERS & LYBRAND L.L.P.

                             SECTION 16 REPORTING

  Section 16(a) of the Exchange Act requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock (collectively, the "Reporting Persons") to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Such persons are required by regulations of the Commission to furnish the Company with copies of all such filings. Based on its review of the copies of such filings received by it with respect to the fiscal year ended December 31, 1996 and representations from certain Reporting Persons, the Company believes that all Reporting Persons complied with all Section 16(a) filing requirements in the fiscal year ended December 31, 1996.

                             STOCKHOLDER PROPOSALS

  Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at the next Annual Meeting of Stockholders of the Company must be received at the Company's principal executive offices not later than December 18, 1997. Any such proposal must comply with the rules and regulations of the Commission. In order to curtail controversy as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested to Individual, Inc., 8 New England Executive Park West, Burlington, Massachusetts 01803, Attention: Corporate Secretary.

                           EXPENSES AND SOLICITATION

  The cost of solicitation of proxies will be borne by the Company, and in addition to soliciting stockholders by mail through its regular employees, the Corporation may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Company registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Company may also be made of some stockholders in person or by mail, telephone or telegraph following the original solicitation.

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                                                                      1502-PS-97